Second Quarter 2019 Recap:
Record Second Quarter Deployments for the Company

- Company deployed over 2,000 GenDrive units, up approximately 70% year-over-year, and reported gross billings of $58.6 million, up 50% year-over-year
- Revenue growth is generating operating leverage; operating income (loss) improved by over 46% for Q2 compared to prior year and adjusted EBITDA was positive for the second quarter 2019
- Expanded into on-road vehicle applications, significantly expanding the total addressable market
- Secured first commercial-scale deployment of ProGen fuel cells for on-road logistics with StreetScooter, a subsidiary of DHL
- Completed "tuck-in" small scale hydrogen fuel cell technology acquisition to complement suite of offerings for broader logistics, robotics, and UAV markets
- Hosting Plug Power Symposium in September 2019

Results (millions except EPS)	Q2'19	Q2'18
Gross Billings	$58.6	$39.2
GAAP Gross Profit (Loss)	$10.2	($2.3)
Operating Income (Loss)	($12.4)	($23.0)
Adjusted EBITDA	$0.1	($13.5)
GAAP EPS	($0.08)	($0.12)

Guidance	2H-19	FY-2019
Gross Billings	$154–$164M	$235-$245M

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PLUGPOWER.COM

Q2 2019: Record Quarter Reflects Strong Business Momentum The Company deployed over 2,000 GenDrive fuel cell systems to new and recurring customers, including Amazon, Walmart, Bridgestone and Lipari. We are pleased to report substantial improvement in operating margin and adjusted EBITDA. This improvement is both year-over-year, and on a sequential basis. This underscores inherent operating leverage in our business model; at a quarterly gross billing run rate of about $60M, we are break-even at our current cost structure. In addition, ongoing cost reductions continue to lower this threshold. We remain focused on improving our overall profitability as we continue to grow our customer deployments. Increased volume drives operating and manufacturing leverage and enables greater purchasing power in our supply chain. In addition, our engineering team’s design enhancements that improve reliability and reduce cost will improve service and product margins. Strategically, the Company is evaluating ways to turn hydrogen into an accretive cash flow generating business over time and improve margins in our fuel product line. We encourage investors to remain focused on the Company’s long-term strategic priorities and track progress by our overall revenue ramp, margin expansion in material handling, and market expansion into on-road vehicle applications. Reiterating Full Year Guidance: We reiterate our full year 2019 gross billing guidance of $235-$245M. Operating income (loss) for the full year is expected to significantly improve year over year, and we expect positive adjusted EBITDA for the full year 2019 (when you exclude non-cash charges for customer warrant charges). It is important to note the traditional seasonality of our business. One-third of revenue is typically recognized in the first half of the year, and two-thirds during the second half. Business momentum remains strong in material handling, our first large and growing target market. We remain focused on providing an economic and sustainable value proposition to end customers while improving overall margins through cost reduction and other ongoing initiatives. 2

PLUG
POWER

Second Quarter Highlights: Accelerating Growth with Unfolding Vehicle Electrification

Before we begin discussing some of our key accomplishments during the second quarter, just a quick recap on the Company. Plug Power is the leading manufacturer of hydrogen fuel cell engines and fueling stations serving the broader logistics and transportation market. We are the world's largest buyer of liquid hydrogen fuel, surpassing NASA. We have deployed over 28,000 fuel cell systems and have unmatched field experience on our technology platform with over 200M hours of customer operation.

Our modular ProGen hydrogen engines, ranging in size from 10 kW to 200 kW, provide distinct advantages over battery electric vehicles (BEVs), especially in applications which require high-asset utilization, long range, and fast fueling. Based on Plug Power's best-in-class ProGen metal stack technology, this product line is ideal for asset-intense logistics and transportation applications. In fact, Plug Power is the only company today that can service the entire logistics and transportation market with our modular hydrogen fuel cell engines and fueling stations as a single-sourced vendor.

3 PLUGPOWER.COM

ProGen Product Applications
PLUG POWER
10-30 kW: Airport GSE, Range Extenders
30-100 kW: Light, Medium Duty Trucks, Small Transit Buses, Port Vehicles
100-200 kW: Heavy Duty Trucks, Full-Size Buses, Semis

Now, let us provide a quick recap of some of our key Q2 accomplishments. First and foremost, we are pleased with our record second quarter deployments and gross billings; coupled with substantial improvement in operating income (loss) and adjusted EBITDA.

Expanding our markets, we announced our first major on-road customer win. In the second quarter, Plug Power closed a deal with electric vehicle manufacturer StreetScooter, a subsidiary of DHL, the world's largest logistics and mail communications service. With this partnership, StreetScooter will initially deliver 100 ProGen hydrogen fuel cell-powered trucks for on-road use to Deutsche Post DHL, starting in 2020. This marks the world's first commercial scale fuel cell engine deployment for the on-road logistics application.

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The ProGen engine provides the StreetScooter van with increased drive time — without the need for long charge hours — and improved efficiency through clean and sustainable technology. Additionally, the fuel cell vehicles will have an effective range covering distances of up to 500 km, approximately doubling the range of the current BEV version. For commercial fleet vehicles, fuel cell engines have minimal impact on cargo space or payload when compared to similar BEVs. 5

According to Markus Reckling, the head of German operations at DHL Express: “If everything works as we imagine it would, there could soon be 500 vehicles worldwide." He further added that 80-90% of last-mile delivery would likely be a hybrid system including batteries and fuel cells. Plug Power has begun manufacturing of the StreetScooter ProGen systems in its Latham, NY headquarters and expects to begin delivery prior to year-end.


Route A
<100 miles
>3600lb payload
Route B
>100 miles
<3600lb payload
Route C
>100 miles
>3600lb payload
Route D
<100 miles
>3600lb payload
Low Emission Zone
Route E
>100 miles
<3600lb payload
24 hour workday
Diesel Van
Cargo Limited BEV Van
Range Limited BEV Van
Diesel Range Extender EV Van
FCEV Van
FCEVs can be used on ALL route types allowing fleet operators more flexibility in asset scheduling

Plug Power acquired EnergyOr during the second quarter. EnergyOr, based in Montreal Canada, specializes in ultra-lightweight compact PEM hydrogen fuel cell systems. This acquisition allows Plug Power to expand its ProGen suite to address robotics, small-scale material handling, and UAV applications.

Industry activity levels remain robust on the commercial and policy fronts. On the commercial front, a major diesel engine manufacturer made a strategic acquisition to enter the fuel cell sector. We view this as a solid positive for the sector. This should help the industry continue to come down the cost curve and accelerate scaling of the supply chain. On the policy front, the Governor of New York, Andrew Cuomo, announced plans

6 PLUGPOWER.COM

to achieve a carbon free grid by 2040 and reduce green-house gas emissions by 85% from 1990 by 2050, making it one of the most aggressive GHG emission goals in the world. We are also delighted to see Senator Maria Cantwell’s (WA) introduction of the FAST Electricity Act that specifically calls for 30% federal tax credit for hydrogen fueling stations, with a phase down in 2025. Coming back to PLUG, both from a near-term and long-term strategy standpoint, we remain focused on growing our business in the core material handling industry and expanding into on-road applications as a comprehensive solution provider in the broader logistics and transportation industry. From our leading position as the largest buyer of liquid hydrogen, the Company is evaluating strategic priorities for the growing hydrogen business. Our interest is twofold: 1) provide increasing comfort of hydrogen price and supply stability to our end customers, and 2) improve margins in this business. Operationally, we remain focused on continuously reducing our product cost, enhancing our technology platform, and increasing overall reliability. These collective activities allow Plug Power to expand the addressable market and continue overall margin improvement. Summary We are on track to deliver over a 10-fold increase in gross billings since 2013 (given 2019 expectations of $235-$245M). We remain focused on delivering growth and expanding addressable markets. With ongoing operational efforts and inherent leverage in the model, this should translate into continuous improvements in overall margins and profitability. This record second quarter highlights the continued traction in our existing material handling market, while the StreetScooter contract validates our market expansion into on-road market applications. As a reminder, we have reduced cost by over 70% in the last 10 years, have accumulated in excess of 200M hours of field runtime, and believe we can reduce our overall cost by 25% as we double our volumes in the near term. Now on to the four major announcements that we spoke about during the beginning of the year: StreetScooter represents the first deal to be made public of the four major announcements, which we shared during the second quarter. We are pleased with ongoing progress and expect to make additional announcements during Q3 at or prior to the September “Plug Power Symposium”. 7

The Company will be hosting this symposium to discuss pertinent issues and topics that will help accelerate the growth of the industry. At the two-day (invitation-only) event, participants will hear from major players in the industry throughout the value chain, policymakers, as well as investors looking to allocate capital in the sector. We look forward to providing a detailed overview of the Company’s growth outlook and strategic priorities. We look forward to sharing our progress for the reminder of the year. Andrew Marsh, President and CEO Paul Middleton, Chief Financial Officer Conference Call Information The Company will host a live conference call and webcast today, August 6, 2019. • • Time: 10:00 am ET Toll-free: 877-407-9221 The webcast can be accessed at www.plugpower.com, selecting the conference call link on the home page, or directly at https://event.webcasts.com/starthere.jsp?ei=1254072&tp_key=2ee473b052. 8

About Plug Power Inc. The architect of modern hydrogen and fuel cell technology, Plug Power is the innovator that has taken hydrogen and fuel cell technology from concept to commercialization. Plug Power has revolutionized the material handling industry with its full-service GenKey solution, which is designed to increase productivity, lower operating costs and reduce carbon footprints in a reliable, cost-effective way. The Company’s GenKey solution couples together all the necessary elements to power, fuel and serve a customer. With proven hydrogen and fuel cell products, Plug Power replaces lead acid batteries to power electric industrial vehicles, such as the lift trucks customers use in their distribution centers. Extending its reach into the on-road electric vehicle market, Plug Power’s ProGen platform of modular fuel cell engines empowers OEMs and system integrators to rapidly adopt hydrogen fuel cell technology. ProGen engines are proven today, with thousands in service, supporting some of the most rugged operations in the world. Plug Power is the partner that customers trust to take their businesses into the future. www.plugpower.com. Cautionary Note on Forward Looking Statements This communication contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties about Plug Power Inc.("PLUG"), including but not limited to statements about PLUG's expectations regarding growth in profitability and service and product margins, progress and expansion in the electric vehicle market, projected size of addressable markets, cost reductions and volume growth, and H2 and full year 2019 guidance, including gross billings, operating income (loss), and adjusted EBITDA. You are cautioned that such statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times that, or by which, such performance or results will have been achieved. Such statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. In particular, the risks and uncertainties include, among other things, the risk that we continue to incur losses and might never achieve or maintain profitability; the risk that we will need to raise additional capital to fund our operations and such capital may not be available to us; the risk that our lack of extensive experience in manufacturing and marketing products may impact our ability to manufacture and market products on a profitable and large-scale commercial basis; the risk that unit orders will not ship, be installed and/or converted to revenue, in whole or in part; the risk that pending orders may not convert to purchase orders, in whole or in part; the risk that a loss of one or more of our major customers could result in a material adverse effect on our financial condition; the risk that a sale of a significant number of shares of stock could depress the market price of our common stock; the risk that negative publicity related to our business or stock could result in a negative impact on our stock value and profitability; the risk of potential losses related to any product liability claims or contract disputes; the risk of loss related to an inability to maintain an effective system of internal controls or key personnel; the risks related to use of flammable fuels in our products; the cost and timing of developing, marketing and selling our products and our ability to raise the necessary capital to fund such costs; the ability to achieve the forecasted gross margin on the sale of our products; the risk that our actual net cash used for operating expenses may exceed the projected net cash for operating expenses; the cost and availability of fuel and fueling infrastructures for our products; market acceptance of our products, including GenDrive, GenSure and GenKey systems; the volatility of our stock price; our ability to establish and maintain relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components; the cost and availability of components and parts for our products; our ability to develop commercially viable products; our ability to reduce product and manufacturing costs; our ability to successfully expand our product lines; our ability to successfully expand internationally; our ability to improve system reliability for our GenDrive, GenSure and GenKey systems; competitive factors, such as price competition and competition from other traditional and alternative energy companies; our ability to protect our intellectual property; the cost of complying with current and future federal, state and international governmental regulations; risks associated with potential future acquisitions; and other risks and uncertainties referenced in our public filings with the Securities and Exchange Commission (the “SEC”). For additional disclosure regarding these and other risks faced by PLUG, see disclosures contained in PLUG's public filings with the SEC including, the "Risk Factors" section of PLUG's Annual Report on Form 10-K for the year ended December 31, 2018. You should consider these factors in evaluating the forward-looking statements included in this presentation – vs. communication and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof, and PLUG undertakes no obligation to update such statements as a result of new information. Plug Power Contact Teal Vivacqua Hoyos 518.738.0269 plugpower@pluckpr.com SOURCE: PLUG POWER 9

PLUG POWER

Plug Power Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except share and per share amounts)
(Unaudited)

	June 30, 2019	December 31, 2018
Assets		
Current assets:		
Cash and cash equivalents	$ 19,845	$ 38,602
Restricted cash	19,400	17,399
Accounts receivable	26,592	37,347
Inventory	73,190	47,910
Prepaid expenses and other current assets	14,001	14,357
Total current assets	153,028	155,615
Restricted cash	96,082	54,152
Property, plant, and equipment, net of accumulated depreciation of $15,882 and $14,403, respectively	14,228	12,869
Leased property, net	170,455	146,751
Goodwill	8,961	9,023
Intangible assets, net	5,398	3,890
Other assets	8,842	8,026
Total assets	$ 456,994	$ 390,326
Liabilities, Redeemable Preferred Stock, and Stockholders' (Deficit) Equity		
Current liabilities:		
Accounts payable	$ 36,946	$ 34,824
Accrued expenses	4,522	7,864
Deferred revenue	11,730	12,055
Finance obligations	30,663	74,264
Current portion of long-term debt	15,928	16,803
Other current liabilities	3,017	560
Total current liabilities	102,806	146,370
Deferred revenue	24,519	28,021
Common stock warrant liability	525	105
Finance obligations	157,531	118,076
Convertible senior notes, net	66,844	63,247
Long-term debt	83,776	133
Other liabilities	13	18
Total liabilities	436,014	355,970
Redeemable preferred stock:		
Series C redeemable convertible preferred stock, $0.01 par value per share (aggregate involuntary liquidation preference $16,664); 10,431 shares authorized; Issued and outstanding: 2,620 at both June 30, 2019 and December 31, 2018	709	709
Series E redeemable convertible preferred stock, $0.01 par value per share (aggregate involuntary liquidation preference $35,000 at both June 30, 2019 and December 31, 2018); Shares authorized: 35,000 at both June 30, 2019 and December 31, 2018; Issued and outstanding: 35,000 at June 30, 2019 and December 31, 2018	30,926	30,934
Stockholders' (deficit) equity:		
Common stock, $0.01 par value per share; 750,000,000 shares authorized; Issued (including shares in treasury): 246,975,173 at June 30, 2019 and 234,160,661 at December 31, 2018	2,470	2,342
Additional paid-in capital	1,328,911	1,289,714
Accumulated other comprehensive income	1,460	1,584
Accumulated deficit	(1,312,815)	(1,260,290)
Less common stock in treasury: 15,020,437 at June 30, 2019 and 15,002,663 at December 31, 2018	(30,681)	(30,637)
Total stockholders' (deficit) equity	(10,655)	2,713
Total liabilities, redeemable preferred stock, and stockholders' (deficit) equity	$ 456,994	$ 390,326

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PLUG POWER

Plug Power Inc. and Subsidiaries

Condensed Consolidated Statement of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,	
	2019	2018	2019	2018
Net revenue:				
Sales of fuel cell systems and related infrastructure	$ 38,547	$ 18,820	$ 40,767	$ 29,433
Services performed on fuel cell systems and related infrastructure	5,282	5,691	11,495	11,174
Power Purchase Agreements	6,307	5,438	11,014	10,810
Fuel delivered to customers	6,932	5,280	12,385	10,230
Net revenue	57,068	35,229	75,661	61,647
Cost of revenue:				
Sales of fuel cell systems and related infrastructure	23,129	15,377	25,450	25,499
Services performed on fuel cell systems and related infrastructure	6,218	6,103	12,341	11,837
Power Purchase Agreements	8,713	9,638	17,711	18,288
Fuel delivered to customers	8,854	6,421	16,775	12,317
Total cost of revenue	46,914	37,539	72,277	67,941
Gross profit (loss)	10,154	(2,310)	3,384	(6,294)
Operating expenses:				
Research and development	8,933	8,427	16,306	17,075
Selling, general and administrative	13,627	12,241	22,951	20,550
Total operating expenses	22,560	20,668	39,257	37,625
Operating loss	(12,406)	(22,978)	(35,873)	(43,919)
Interest and other expense, net	(7,861)	(6,136)	(16,206)	(9,241)
Change in fair value of common stock warrant liability	1,706	334	(420)	1,592
Loss before income taxes	$ (18,561)	$ (28,780)	$ (52,499)	$ (51,568)
Income tax benefit	—	2,912	—	5,865
Net loss attributable to the Company	$ (18,561)	$ (25,868)	$ (52,499)	$ (45,703)
Preferred stock dividends declared and accretion of discount	(26)	(13)	(26)	(26)
Net loss attributable to common shareholders	$ (18,587)	$ (25,881)	$ (52,525)	$ (45,729)
Net loss per share:				
Basic and diluted	$ (0.08)	$ (0.12)	$ (0.23)	$ (0.21)
Weighted average number of common shares outstanding	231,114,868	214,315,312	225,899,224	220,650,537

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PLUG POWER

Plug Power Inc. and Subsidiaries

Condensed Consolidated Statement of Cash Flows

(In thousands)

(Unaudited)

	Six months ended June 30, 2019	Six months ended June 30, 2018
Operating Activities		
Net loss attributable to the Company	$ (52,499)	$ (45,703)
Adjustments to reconcile net loss to net cash used in operating activities:		
Depreciation of property, plant and equipment, and leased property	5,496	5,795
Amortization of intangible assets	338	335
Stock-based compensation	5,123	4,325
Provision for bad debts and other	907	—
Amortization of debt issuance costs and discount on convertible senior notes	4,340	2,438
Provision for common stock warrants	5,662	5,806
Change in fair value of common stock warrant liability	420	(1,592)
Loss on disposal of leased assets	212	—
Income tax benefit	—	(5,865)
Changes in operating assets and liabilities that provide (use) cash:		
Accounts receivable	9,848	(16,178)
Inventory	(25,280)	6,488
Prepaid expenses and other assets	(460)	1,556
Accounts payable, accrued expenses, and other liabilities	1,232	(6,685)
Deferred revenue	(3,827)	4,101
Net cash used in operating activities	(48,488)	(45,179)
Investing Activities		
Purchases of property, plant and equipment	(2,844)	(2,343)
Purchases of intangible assets	(1,860)	(879)
Purchases for construction of leased property	(1,987)	(13,138)
Proceeds from sale of leased assets	375	—
Net cash used in investing activities	(6,316)	(16,360)
Financing Activities		
Proceeds from issuance of preferred stock, net of transaction costs	(8)	—
Proceeds from public offerings, net of transaction costs	28,265	—
Proceeds from exercise of stock options	205	67
Proceeds from issuance of convertible senior notes, net	—	95,856
Purchase of capped call and common stock forward	—	(43,500)
Principal payments on long-term debt	(17,521)	(5,721)
Proceeds from long-term debt	99,546	—
Proceeds from sale/leaseback transactions accounted for as finance leases	—	20,000
Repayments of finance obligations	(56,070)	(17,760)
Increase in finance obligations	25,609	—
Net cash provided by financing activities	80,026	48,942
Effect of exchange rate changes on cash	(48)	(36)
Increase (decrease) in cash, cash equivalents and restricted cash	25,174	(12,633)
Cash, cash equivalents, and restricted cash beginning of period	110,153	68,055
Cash, cash equivalents, and restricted cash end of period	$ 135,327	$ 55,422
Supplemental disclosure of cash flow information		
Cash paid for interest	$ 8,673	$ 4,915
Summary of non-cash investing and financing activity		
Recognition of right of use asset	$ 34,530	$ 2,513

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PLUG POWER

Plug Power Inc.
Reconciliation of Non-GAAP Financial Measures
(Dollars in 000's)

Reconciliation of Reported Operating Loss to Adjusted EBITDA	For the three months ended June 30, 2019	2018	For the six months ended June 30, 2019	2018
Operating loss, as reported	$ (12,406)	$ (22,978)	$ (35,873)	$ (43,919)
Stock-based compensation[(1)]	2,626	2,320	5,123	4,325
Depreciation and amortization[(2)]	2,882	3,192	5,834	6,130
Right-of-use asset depreciation and interest associated with PPA financings[(3)]	6,190	3,628	12,149	7,171
Restructuring and other non-recurring charges	812	300	1,981	778
Adjusted EBITDA	$ 104	$ (13,538)	$ (10,786)	$ (25,515)

Non-GAAP Measure

To supplement the Company's unaudited financial data presented on a generally accepted accounting principles (GAAP) basis, management has used adjusted EBITDA, which is a non-GAAP measure. Adjusted EBITDA is defined as operating loss, as reported, plus stock-based compensation, plus depreciation and amortization, plus right-of-use asset depreciation and interest associated with PPA financings, plus restructuring and other non-recurring charges. This non-GAAP measure is an indicator management uses as a basis for evaluating the Company's performance as well as for forecasting future periods. Management also establishes performance targets, annual budgets and makes operating decisions based in part upon adjusted EBITDA. Disclosure of this non-GAAP measure provides investors with the same information that management uses for these purposes. In addition, investors have historically requested and the Company has historically reported this non-GAAP financial measure as a means of providing consistent and comparable information with past reports of financial results. Adjusted EBITDA is not a measure of our performance under GAAP and should not be considered in isolation or as an alternative to reported operating income (loss) or any other measures prepared in accordance with GAAP. While management believes that adjusted EBITDA provides useful supplemental information to investors, there are limitations associated with the use of this measure. Adjusted EBITDA is not prepared in accordance with GAAP and may not be directly comparable to a similarly titled measure of other companies due to potential differences in the exact method of calculation. Adjusted EBITDA should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.

Notes

(1) Represents employee compensation in the form of the Company's stock or stock-based awards.

(2) Represents depreciation and amortization expense related to the Company's fixed assets and intangibles.

(3) Represents right-of-use asset depreciation and interest associated with operating leases. The right-of-use asset depreciation and interest expense associated with operating leases is calculated in accordance with ASC Topic 842, and is equal to operating lease expense during any given reporting period.

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